Filed Pursuant to Rule 424(b)(3)

Registration No. 333-220664

PROSPECTUS SUPPLEMENT dated April 23, 2018

(To Prospectus dated September 27, 2017)

McCORMICK & COMPANY,

INCORPORATED

18 Loveton Circle

Sparks, Maryland 21152 (410) 771-7301

INVESTOR SERVICES PLAN

This is a Prospectus Supplement to the Prospectus dated September 27, 2017 (the “Prospectus”), related to McCormick & Company, Incorporated’s Investor Services Plan (the “Plan”). The information set forth below is intended to amend, in each case to the extent the context requires, those sections originally set forth in the Prospectus. All other sections originally set forth in the Prospectus remain unchanged, except that any references to Wells Fargo Shareowner Services should be read to be to Equiniti Trust Company d/b/a EQ Shareowner Services (“EQ Shareowner Services”). Unless expressly defined herein, all terms in this Prospectus Supplement have the same meanings as in the Prospectus.

ADMINISTRATION

Administration of the Plan is handled by Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A. (the “Wells Fargo Shareowner Services”). On February 1, 2018, Wells Fargo Bank, N.A. completed the sale of Wells Fargo Shareowner Services to Equiniti Group plc. In connection with the sale of Wells Fargo Shareowner Services, its business and operations, the administrator appointment was transferred to EQ Shareowner Services. Accordingly, EQ Shareowner Services currently administers the Plan. References to the “Plan Administrator” are to EQ Shareowner Services.

The Plan Administrator is responsible for receiving initial and optional cash investments from Participants, forwarding funds received from or on behalf of Participants to a registered broker for purchases of Stock, issuing statements to Participants of their Plan account activities and performing certain other administrative duties related to the Plan. Participants may contact the Plan Administrator as follows:

Contact Information

Internet

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

If you are an existing registered shareowner:

1.	Go to shareowneronline.com

2.	Select Sign Up Now!

3.	Enter your Authentication ID* and Account Number

*	If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are a new investor:

1.	Go to shareowneronline.com

2.	Under Invest in a Plan, select Direct Purchase Plan

3.	Select McCormick & Company, Inc.

4.	Under New Investors, select Invest Now

5.	Follow instructions on the Buy Shares page

Email

Go to shareowneronline.com and select Contact Us.

Telephone

1-877-778-6784 Toll-Free

651-450-4064 outside the United States or

go to shareowneronline.com and select Contact Us for Toll-Free numbers.

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares*:

EQ Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery:

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

*	If sending in a certificate for deposit, see Certificate Deposit and Withdrawal information.

The Plan Administrator is responsible for purchasing and selling shares of Stock for Participants’ Plan accounts, including the selection of a broker through which Plan purchases and sales are made. The Company has no control over the times or prices at which the Plan Administrator effects transactions on the open market or the selection of a broker used by the Plan Administrator.

This Prospectus Supplement constitutes part of your Prospectus and we suggest that you retain it for future reference.